Exhibit 21

Subsidiaries of Dreams, Inc.

The Greene Organization, Inc., a Florida corporation

Dreams Golf, Inc., a Florida corporation

Racing Dreams, Inc., a Florida corporation

Dreams Retail Corporation, a Florida corporation

Dreams Paramus LLC, a Florida corporation

Dreams/Pro Sports, Inc., a Florida corporation

Dreams Franchise Corporation, a California corporation

Dreams Entertainment, Inc., a Utah corporation

Dreams Products, Inc., a Utah corporation

Dreams 365, Inc., a Florida corporation

Fansedge Incorporated, a Delaware corporation